Exhibit 11

Riggs National Corporation
Computation of Per Share Earnings
(In thousands, except per share data)


                                                                  Years Ended December 31,
                                                     ----------------------------------------------------
                                                           1998             1997              1996
                                                     ----------------- ---------------- -----------------

Basic Earnings Per Share:

  Net Income Available to Common Shareholders                 $38,185          $40,129           $55,193

  Weighted-Average Shares Outstanding                      30,603,384       30,422,822        30,317,572
                                                     ----------------- ---------------- -----------------

Basic Earnings Per Share                                      $  1.25          $  1.32           $  1.82
                                                     ================= ================ =================


Diluted Earnings Per Share:

  Net Income Available to Common Shareholders                 $38,185          $40,129           $55,193

  Diluted Weighted-Average Shares Outstanding:
    Weighted-Average Shares Outstanding                    30,603,384       30,422,822        30,317,572
    Dilutive Effect of Stock Option Plans                   1,032,096        1,164,568           547,492
                                                     ----------------- ---------------- -----------------
  Diluted Weighted-Average Shares Outstanding              31,635,480       31,587,390        30,865,064
                                                     ----------------- ---------------- -----------------

Diluted Earnings Per Share                                    $  1.21          $  1.27           $  1.79
                                                     ================= ================ =================